Exhibit 99.1

FOR IMMEDIATE RELEASE

January 25, 2007

MILLENNIUM BANKSHARES ANNOUNCES WIND-DOWN OF MORTGAGE OPERATING SUBSIDIARIES, BRANCH REALIGNMENT

Reston, VA – January 25, 2007 – Millennium Bankshares Corporation (Nasdaq: MBVA) today announced two developments in its corporate strategy.

Effective as of year-end 2006, Millennium will be winding down its mortgage operating subsidiaries. “Although the mortgage banking business was profitable under the restructuring which took place in September 2005, management determined that it was in the company’s best interest to focus its efforts solely on core banking strategies. We were concerned about future volatility in earnings as a result of the soft housing market and wanted to eliminate, going forward, the risks normally associated with mortgage banking activities,” said Carroll C. Markley, Chief Executive Officer of Millennium. Management has not determined the amount of wind-down costs that may be incurred as a result of this action but intends to take any one-time charges in the fourth quarter 2006. Millennium will be delaying the release of its year-end earnings press release so the amount of these charges can be determined.

Millennium also plans to proceed with a branch realignment strategy. Subject to regulatory approvals, Millennium intends to relocate, early in the 2nd quarter 2007, its Wiehle (Reston) and Great Falls offices to a more visible and accessible newly constructed office in Sterling, Virginia in Loudoun County. Carroll C. Markley stated, “The new site will allow us to expand our footprint into a county in which we have not had a physical presence and one which holds much promise.” Loudoun County was recently recognized by the U.S. Census Bureau as the fastest growing county in the nation among counties with a population greater than 100,000. “At the same time, we believe that the realignment will result in reduced operating expenses without sacrificing service,” stated Carroll C. Markley.

In an unrelated matter, Millennium also announced that it has reached a settlement in the lawsuit filed on July 14, 2006 by a former management employee of Millennium Capital, Inc., an indirect subsidiary of Millennium. In response to the lawsuit, Millennium had filed motions to dismiss or otherwise challenge all of the alleged claims that sought monetary relief. While those motions were pending, the parties reached a settlement under terms that did not result in a material charge to Millennium. As a result of the settlement, the lawsuit is being dismissed with prejudice.

Forward-Looking Statements

This news release contains comments, information and guidance that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies and litigation; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium Bankshares with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005. Millennium Bankshares undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Millennium Bankshares

Millennium Bankshares Corporation is a financial holding company headquartered in Reston, Virginia. It was incorporated in 1998 and began operations in April 1999. Millennium provides commercial and consumer banking services through Millennium Bank, National Association. Millennium Bank is a nationally chartered community bank with seven banking offices – five in Northern Virginia (Reston (2), Great Falls, Herndon and Warrenton) and two in Richmond, Virginia (Broad Street and Colonial Heights). The bank provides a broad range of commercial and retail banking services designed to meet the needs of businesses and consumers in the communities it serves. The Bank’s Internet address is www. millenniumbank.com.

Contacts:

Carroll C. Markley, CEO

(703) 464-1970

Dale G. Phelps, CFO

(703) 464-1962